SUB-ITEM 102J
Changes in registrants certifying accountant

Nuveen Investment Funds, Inc.

811-05309

The Board of Directors of the above-referenced corporation, upon recommendation of the Audit Committee, engaged PricewaterhouseCoopers LLP as independent registered public accounting firm to each of the Funds in Nuveen Investment Funds, Inc. as of March 1, 2011. On December 30, 2011, Ernst & Young, LLP ( Ernst & Young ) completed its work on the
October 31, 2011 audits and resigned as the independent registered public accounting firm of the Funds.

Ernst & Youngs report on the Funds financial statements for the periods ended April 30, 2011 and June 30, 2010 contained no adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. For the periods ended April 30, 2011 and June 30, 2010, there were no disagreements with Ernst & Young on any matter of accounting principles, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds financial statements.